Exhibit l.1

[Letterhead of Morgan, Lewis and Bockius LLP]

October 26, 2018

Nuveen AMT-Free Municipal Credit Income Fund

333 West Wacker Drive

Chicago, Illinois 60606

RE:	Nuveen AMT-Free Municipal Credit Income Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen AMT-Free Municipal Credit Income Fund, a Massachusetts business trust (the “Fund”), in connection with the Fund’s Pre-Effective Amendment to its Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 26, 2018 (the “Registration Statement”), with respect to the Fund’s (i) common shares of beneficial interest, $.01 par value per share (the “Common Shares”), and (ii) MuniFund Preferred Shares of beneficial interest, $.01 par value per share (the “MFP Shares,” and collectively with the Common Shares, the “Shares”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a)        a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

(b)        copies of the Fund’s Declaration of Trust dated July 12, 1999, the amendment thereto dated as of October 6, 2009, and the name change amendments effective as of January 2, 2012, April 11, 2016, and December 28, 2016, each as on file in the office of the Secretary of the Commonwealth of Massachusetts (as so amended, the “Declaration”);

(c)        a copy of the Fund’s Statement Establishing and Fixing the Rights and Preferences of Series 1 Variable Rate Demand Preferred Shares as modified by the Notice of Special Rate Period, each as filed with the Secretary of the Commonwealth of Massachusetts on December 12, 2013 and the Notice of Special Rate Period as filed with the Secretary of the Commonwealth of Massachusetts on June 24, 2016 and the Amended and Restated Notice of Special Rate Period as filed with the Secretary of the Commonwealth of Massachusetts on May 31, 2018;

Nuveen AMT-Free Municipal Credit Income Fund

October 26, 2018

(d)        a copy of the Fund’s Statement Establishing and Fixing the Rights and Preferences of Series 2 Variable Rate Demand Preferred Shares, as filed with the Secretary of the Commonwealth of Massachusetts on April 7, 2016;

(e)        a copy of the Fund’s Statement Establishing and Fixing the Rights and Preferences of Series 4 Variable Rate Demand Preferred Shares as modified by the Notice of Special Rate Period, each as filed with the Secretary of the Commonwealth of Massachusetts on June 16, 2016 and as further modified by Amendment No. 1 to Statement Establishing and Fixing the Rights and Preferences of Series 4 Variable Rate Demand Preferred Shares as filed with the Secretary of the Commonwealth of Massachusetts on June 19, 2018 and the Notice of Subsequent Rate Period as filed with the Secretary of the Commonwealth of Massachusetts on June 21, 2018;

(f)        a copy of the Fund’s Statement Establishing and Fixing the Rights and Preferences of Series 5 Variable Rate Demand Preferred Shares, as filed with the Secretary of the Commonwealth of Massachusetts on November 9, 2016;

(g)        a copy of the Fund’s Statement Establishing and Fixing the Rights and Preferences of Series 6 Variable Rate Demand Preferred Shares, as filed with the Secretary of the Commonwealth of Massachusetts on November 9, 2016;

(h)        a copy of the Fund’s Statement Establishing and Fixing the Rights and Preferences of Series A MuniFund Preferred Shares and the Supplement attached as Appendix A thereto, as filed at the office of the Secretary of the Commonwealth of Massachusetts on January 26, 2018, and as amended on October 1, 2018, and together with the Statements referred to in subparagraphs (c), (d), (e), (f), and (g) above, the “Existing Preferred Statements”);

(i)        the form of the Fund’s Statement Establishing and Fixing the Rights and Preferences of MuniFund Preferred Shares (the “New MFP Statement”), and (i) the form of Supplement to the Statement Establishing and Fixing the Rights and Preferences of MuniFund Preferred Shares Designating the Variable Rate Remarketed Mode, (ii) the form of Supplement to the Statement Establishing and Fixing the Rights and Preferences of MuniFund Preferred Shares Designating the Variable Rate Mode, and (iii) the form of Supplement to the Statement Establishing and Fixing the Rights and Preferences of MuniFund Preferred Shares Designating the Variable Rate Mode (Adjustable Rate) (each, a “Mode Supplement”), each as filed as an exhibit to the Registration Statement;

Nuveen AMT-Free Municipal Credit Income Fund

October 26, 2018

(j)        a certificate executed by an Assistant Secretary of the Fund, certifying as to the Declaration, the Existing Preferred Statements, the Fund’s By-Laws, certain resolutions adopted by the Fund’s Board of Trustees at meetings held on April 10-11, 2018 and October 11, 2018 (the “Prior Resolutions,” and together with the Declaration, the Existing Preferred Statements, and the By-laws, the “Existing Governing Instruments”); and

(k)        a printer’s proof of the Registration Statement received on October 25, 2018.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, when filed with the Commission, will be in substantially the form of the printer’s proof referenced in subparagraph (k) above.

We understand that the Shares to be registered under the Registration Statement will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “1933 Act”). In this regard, we have assumed that in connection with any such offering of the Common Shares pursuant to the Registration Statement (a “Common Offering”) and any offering of MFP Shares pursuant to the Registration Statement (an “MFP Offering”) (in each case, a “Share Offering”):

(i)        the Fund will file with the Commission a prospectus supplement pursuant to Rule 497 under the 1933 Act relating to such Share Offering (each, an “Offering Supplement”) and that each such Offering Supplement will identify (a) the number of Shares to be offered pursuant to such Share Offering, (b) any agents or underwriters involved in the sale of the Shares pursuant to such Share Offering (the “Distributors”), (c) the applicable purchase price of the Shares offered in the Share Offering or the basis on which such amount may be calculated, (d) any applicable fee, commission or discount arrangement between any Distributor named in the Offering Supplement and the Fund, or among such one or more Distributors, or the basis on which such amount may be calculated, (e) any other material terms of any agreement by and between the Fund and any such Distributor relating to the conditions under which the Shares will be issued and sold (in each case, a “Distribution Agreement”) and (f) any other specific terms of the Share Offering.

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October 26, 2018

(ii)        if not taken in the Prior Resolutions, the Board of Trustees or the Executive Committee of the Board of Trustees, acting pursuant to delegated authority (the “Trustees”) will have taken, by resolution (the “Subsequent Resolutions”, such Subsequent Resolutions and the Prior Resolutions referred to herein as the “Resolutions”), all appropriate action as contemplated by the Existing Governing Instruments (a) to authorize the issuance of the number of Shares to be offered pursuant to such Share Offering and the applicable purchase price of such Shares, (b) to appoint the Distributors and authorize the entering into, by the Fund, of the Distribution Agreements, (c) to authorize any applicable fee, commission or discount arrangement between the Distributors and the Fund, (d) with respect to an MFP Offering, to authorize the final terms and conditions, execution and filing of the New MFP Statement and the applicable Mode Supplement, which New MFP Statement and Mode Supplement will be in substantially the form referenced in subparagraph (i) above with such changes as shall have been approved by the Trustees (together, an “Operative MFP Statement”), and the entering into of agreements with a remarketing agent, if applicable, and a tender and paying agent consistent with such Operative MFP Statement and (e) any other actions, including the entering into of such other agreements as may be considered appropriate or necessary in connection with such Share Offering (the “Offering Actions”), and in each case as described in the Offering Supplement;

(iii)        if applicable, the Fund will have duly entered into such Distribution Agreements, and with respect to an MFP Offering, will have executed and delivered the Operative MFP Statement with respect to such offering and, in each case, will have duly taken all of the other Offering Actions in accordance with the Existing Governing Instruments, the Operative MFP Statement, any other statements or similar instruments with respect to preferred shares of the Fund then in effect, and the Resolutions (collectively, the “Governing Instruments”);

(iv)        that the activities of the Fund have been and will be conducted in accordance with the Governing Instruments and applicable Massachusetts law;

(v)        that no event has occurred that would cause a termination of the Fund;

(vi)        that the required consideration for the Shares is paid in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instruments and the Distribution Agreements and that the Shares are otherwise issued in accordance with the terms, conditions, requirements, limitations and procedures set

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October 26, 2018

forth in the Governing Instruments, the Distribution Agreements and Massachusetts law;

(vii)        that, with respect to the Shares, (a) there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of any Shares and (b) at the time of delivery of any Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Shares will not have been modified or rescinded; and

(viii)        that the Fund’s Governing Instruments will be in full force and effect and the Existing Governing Instruments will not have been modified, supplemented or otherwise amended in any manner that would affect the issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. We have further assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in subparagraph (a) above.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Fund’s Governing Instruments refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations. Further, we express no opinion with respect to, and we assume no responsibility for, any offering documentation relating to the Fund, including the Registration Statement and any Offering Supplement, any Share Offering or the Shares.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Nuveen AMT-Free Municipal Credit Income Fund

October 26, 2018

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.         The Fund has been formed and is validly existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.         The Shares, when issued and sold in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instruments, and following the due adoption by the Trustees of the Resolutions, as well as the accuracy of our other assumptions, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP